Exhibit 3.9(a)

ARTICLES OF INCORPORATION

OF

BEALL MANAGEMENT, INC.

* * *

ARTICLE ONE

The name of the Corporation is Beall Management, Inc.

ARTICLE TWO

The period of duration of the Corporation is perpetual.

ARTICLE THREE

The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The Corporation is authorized to issue an aggregate of 1,000 shares of stock, consisting of only one class (designated “Common Stock”), having a par value of $0.1 per share. The shares of stock shall have identical rights and privileges in every respect.

ARTICLE FIVE

No security holder shall have the preemptive right to subscribe for or acquire shares or other securities of any kind of the Corporation, except to the extent such right is expressly granted in writing by the Corporation.

ARTICLE SIX

Cumulative voting by the shareholders of the Corporation at elections of directors is expressly prohibited.

ARTICLE SEVEN

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done, property actually received or such other consideration as may be authorized by law.

ARTICLE EIGHT

The initial board of directors shall consist of one (1) members who shall serve as the initial directors until the first annual meeting of shareholders or until their successors are elected and qualified, and whose names and addresses are:

Name	Address
Robert S. Beall	2901 Red Oak Court
Colleyville, Texas 76034

The number of directors constituting the board of directors (other than the initial board of directors) shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

ARTICLE NINE

To the fullest extent permitted by any applicable law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director. Any repeal or amendment of this Article Nine by the shareholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment.

ARTICLE TEN

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, employee benefit plan, other enterprise, or other entity, against all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article Ten. The right to indemnification under this Article Ten shall be a contract right and shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article Ten by the shareholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

ARTICLE ELEVEN

The street address of the Corporation’s initial registered office and the name of its initial registered agent at such address are:

Name	Address
Corporation Service Company	800 Brazos Street, Suite 750
Austin, Texas 78701

ARTICLE TWELVE

The name and address of the incorporator is:

Name	Address
J. Patrick Ryan	Akin, Gump, Strauss, Hauer & Feld L.L.P.
300 Convent Street, Suite 1500
San Antonio, Texas 78205

Dated this 8th day of February 2000.

INCORPORATOR:

/s/ J. PATRICK RYAN

J. Patrick Ryan

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